EXHIBIT 5.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S
ACKNOWLEDGEMENT LETTER

August 24, 2012

The Board of Directors and Shareholders of
Helix Energy Solutions Group, Inc.

We are aware of the incorporation by reference in the Registration Statement Form S-8 of Helix Energy Solutions Group, Inc.  for the registration of 5,800,000 shares of its common stock of our reports dated April 25, 2012 and July 25, 2012 relating to the unaudited condensed consolidated interim financial statements of Helix Energy Solutions Group that are included in its Forms 10-Q for the quarters ended March 31, 2012 and June 30, 2012.

Very truly yours,

/s/ Ernst & Young LLP

Houston, Texas